Exhibit 10(w)

INFORMATION CONCERNING EXECUTIVE COMPENSATION

The following table presents details of compensation information previously discussed within the Compensation Discussion and Analysis for the Principal Executive Officer, the Principal Financial Officer and the three other most highly compensated executive officers, based on total compensation in 2008, 2007 and 2006:

SUMMARY COMPENSATION TABLE

	Year	Salary	Bonus (1)		Stock Awards (2)	Option Awards (3)	Nonequity Incentive Plan Comp. (4)	Change in Pension Value and Nonqualified Deferred Comp. Earnings (5)	All Other Comp. (6)	Total

Jai P. Nagarkatti President & CEO	2008 2007 2006	$750,000 660,000 600,000	$	— — —	$434,976 397,678 129,259	$927,969 858,906 514,301	$356,625 439,105 416,874	$79,672 40,069 80,269	$196,171 195,000 191,590	$2,745,413 2,590,758 1,932,293

David R. Harvey (7) Chairman	2006	250,000		500,000	—	868,068	500,000	56,718	9,235	2,184,021

Rakesh Sachdev (8) Vice President & CFO	2008	59,375		—	37,667	37,677	—	932	2,077	137,728

Michael R. Hogan (8) Chief Administrative Officer & CFO	2008 2007 2006	394,167 430,000 430,000		— — —	85,950 133,412 51,704	433,979 328,637 313,127	124,951 213,495 222,955	10,913 4,965 12,201	34,680 42,000 41,820	1,084,640 1,152,509 1,071,807

Franklin D. Wicks President, Research Specialties & Research Essentials	2008 2007 2006	350,000 340,000 330,000		— — —	112,273 133,412 51,704	263,519 328,637 313,127	122,045 156,570 177,375	45,489 6,544 54,713	44,774 42,810 41,586	938,100 1,007,973 968,505

David W. Julien President, Supply Chain	2008 2007 2006	340,000 330,000 320,000		— — —	112,273 133,412 51,704	263,519 328,637 313,127	118,558 163,845 165,920	30,256 5,551 32,124	45,269 43,382 42,592	909,875 1,004,827 925,467

Gilles A. Cottier (7) President, SAFC	2008 2007	300,000 290,000		— —	112,273 133,412	242,264 264,832	104,610 143,985	15,219 11,469	41,191 40,333	815,557 884,031

(1)	Represents the amount paid to Dr. Harvey on January 3, 2006 pursuant to the terms of his prior employment agreement based on his continued employment through that date. Effective January 3, 2006, we entered into a new agreement with Dr. Harvey, described under “Employment Agreements” on page 33.
(2)

Amounts listed represent the amount of expense recognized for financial reporting purposes in 2008, 2007 and 2006 for performance shares, before reflecting assumed forfeitures, in accordance with SFAS 123(R). Assumptions used in the calculation of these targeted amounts are included in Note 11 “Common Stock” to our consolidated financial statements for 2008 included in our Annual Report on Form 10-K filed with the SEC on February 27, 2009. The performance shares were granted pursuant to our 2003 LTIP. Dividends are not paid on these performance shares. The ultimate number of shares earned, pursuant to these grants, depends upon our performance over the three-year periods ending December 31 of each year, beginning with 2008. These shares are awarded after the results for the performance period have been determined. Amount shown for Mr. Hogan reflects the forfeiture of 1/36th of the 2006 grant, 13/36ths of the 2007 grant and 25/36ths of the 2008 grant due to his retirement on November 30, 2008.

(3)	Represents the amount of expense recognized for financial reporting purposes in 2008, 2007 and 2006, before reflecting assumed forfeitures, as described in SFAS 123(R), and thus includes amounts from awards granted in and prior to 2007 based on the vesting of these awards. Assumptions used in the calculation of these amounts are included in Note 11 “Common Stock” to our consolidated financial statements for 2008 included in our Annual Report on Form 10-K filed with the SEC on February 27, 2009.
(4)	Amounts are earned and accrued during the fiscal year indicated and are paid subsequent to the end of the fiscal year pursuant to our cash bonus plan, discussed beginning on page 18, except for Dr. Harvey, who earned the amount paid to him on January 3, 2006 pursuant to the terms of his prior employment agreement based on the achievement of targeted financial performance for 2003, 2004 and 2005. The amount paid to Mr. Hogan was prorated based on the number of months employed during the current calendar year prior to his retirement on November 30, 2008.
(5)	Amounts represent the change in the present value of accrued benefits under our defined benefit pension plan, discussed beginning on page 29, from November 30, 2007 to December 31, 2008. Effective with the 2008 calendar year, the Company was required to change the plan’s measurement date used for financial reporting purposes from November 30 to December 31. The change in the pension values is the change for the calendar year, rather than the thirteen months elapsed since the previous measurement date. There are no above-market or preferential investment earnings on nonqualified deferred compensation arrangements for any of our named executive officers or any other employees.
(6)	Components of this column are described in the All Other Compensation table on page 27.
(7)	Mr. Cottier qualified as a named executive officer in 2007 for purposes of compensation presentations. Dr. Harvey qualified as a named executive officer in 2006 only.
(8)	Mr. Hogan retired on November 30, 2008. Mr. Sachdev replaced Mr. Hogan as CFO on November 17, 2008.

The components of all other compensation for 2008 are as follows:

ALL OTHER COMPENSATION

Name	Year	401(k) Retirement Savings Plan	Supplemental Retirement Plan	Personal Use of Company Vehicle	Total
Jai P. Nagarkatti	2008	$8,880	$182,300	$4,991	$196,171
Rakesh Sachdev	2008	—	—	2,077	2,077
Michael R. Hogan	2008	8,880	25,800	—	34,680
Franklin D. Wicks	2008	8,880	28,500	7,394	44,774
David W. Julien	2008	8,880	27,900	8,489	45,269
Gilles A. Cottier	2008	8,880	25,500	6,811	41,191